Exhibit 99

TRIBUNE REPORTS 2004 FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, January 28, 2005—Tribune Company (NYSE: TRB) today reported fourth quarter 2004 diluted earnings per share of $.67 compared with $1.00 in the fourth quarter of 2003. For the full year 2004, Tribune reported diluted earnings per share of $1.67 compared with $2.61 in 2003.

Fourth quarter results included the following:
o	A charge of $.05 per diluted share in the 2004 quarter for the elimination of approximately 230 positions in publishing.
o	A net non-operating gain of $.06 per diluted share in the 2004 quarter, compared with a net non-operating gain of $.34 per diluted share in the 2003 quarter.
o	A charge of $.05 per diluted share in the 2004 quarter for the cumulative effect of a change in accounting principle related to intangible assets.

Full year results included the following:
o	A charge of $.07 per diluted share in 2004 for the elimination of approximately 600 positions during 2004 in publishing.
o	A charge of $.17 per diluted share in 2004 related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York, for the periods September 2001 through March 2004.
o	A net non-operating loss of $.28 per diluted share in 2004, compared with a net non-operating gain of $.52 per diluted share in 2003.
o	A charge of $.05 per diluted share in 2004 for the cumulative effect of a change in accounting principle related to intangible assets.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“The year just ended was a challenging one for our company, and our financial results reflect the uneven advertising environment as well as the impact of circulation misstatements at Newsday and Hoy in New York,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “We moved swiftly to address these issues, and we also repurchased over 15 million shares of common stock. Our actions have positioned Tribune for better results in 2005.”

FOURTH QUARTER 2004 RESULTS1

CONSOLIDATED

Tribune’s 2004 fourth quarter operating revenues increased 1 percent to $1.48 billion from $1.47 billion in the 2003 fourth quarter. Consolidated cash operating expenses increased $45 million, or 4 percent, in the fourth quarter of 2004; 2 percentage points, or $24 million, of the increase is attributable to the position eliminations charge in publishing discussed below. Operating cash flow was down 7 percent to $427 million compared with the fourth quarter of 2003. Tribune’s operating profit decreased 8 percent to $369 million, compared with $400 million in 2003.

PUBLISHING

Publishing’s fourth quarter operating revenues were $1.1 billion, up 1 percent from last year’s fourth quarter. Publishing cash operating expenses rose by 5 percent; 3 percentage points, or $24 million, of the increase is attributable to the charge discussed below. Publishing operating cash flow was $279 million, an 8 percent decrease from $304 million in the fourth quarter of 2003. Publishing operating profit decreased 10 percent to $234 million, from $260 million in 2003.

Publishing operating profit in the 2004 fourth quarter included a charge of $24 million for the elimination of approximately 230 positions. These position eliminations will result in compensation expense savings of approximately $16 million for the full year 2005.

      Management Discussion
o	Retail advertising revenues rose 5 percent for the quarter. Increases in food and drug, furniture/home furnishing, auto supply, general merchandise and health care were partially offset by a decline in department stores. Preprint revenues increased 8 percent, led by a 17 percent increase in Los Angeles and a 9 percent increase in Chicago.
o	National advertising was down 1 percent for the quarter with increases in the telecom, financial and package goods categories, offset by decreases in movies/entertainment and transportation.
o	Classified advertising was up 5 percent for the quarter. Help wanted revenues were up 12 percent: Chicago rose 16 percent, Los Angeles was up 7 percent and New York declined 4 percent. Real estate revenues increased 14 percent for the quarter while auto revenues were down 5 percent.
o	Circulation revenues were down 6 percent in the fourth quarter of 2004 primarily due to declines in Los Angeles and New York.
o	Interactive revenues, which are included in the above categories, were $33 million, up 27 percent, due to strength in classified and banner/sponsorship advertising.

1 “Operating profit” for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses.

o	In addition to the impact of the previously discussed $24 million charge, higher newsprint prices and new publications also contributed to the increase in cash operating expenses. Newsprint and ink expense was 5 percent higher than 2003 as average newsprint cost per ton was up 15 percent while consumption decreased by 8 percent.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s fourth quarter operating revenues remained essentially flat at $385 million versus $386 million in 2003. Cash operating expenses were up 3 percent in the fourth quarter of 2004. Operating cash flow was $162 million, down 5 percent from $170 million in 2003. Operating profit declined 4 percent to $149 million from $156 million last year.

Television’s fourth quarter revenues were $352 million compared with $353 million in the fourth quarter of 2003. Television cash operating expenses were up 1 percent from last year. Television operating cash flow was $158 million, a 2 percent decrease from $161 million in the fourth quarter of 2003. Television operating profit in the fourth quarter of 2004 was down 1 percent to $147 million compared with $148 million last year.

      Management Discussion
o	Television advertising was driven by gains in the telecom, education and fast food/restaurant categories, offset by softness in movies, retail and automobiles.
o	Television cash operating expenses were up 1 percent compared with last year primarily due to higher benefits expense, partially offset by lower broadcast rights amortization.
o	Radio/Entertainment results reflect the impact of fewer programs at Tribune Entertainment.

EQUITY RESULTS

Net equity income was $20 million in the fourth quarter of 2004, compared with net equity income of $12 million in the fourth quarter of 2003. The increase was primarily due to additional equity income from TV Food Network and the recognition of equity income from Comcast Sports Network.

NON-OPERATING ITEMS

In the 2004 fourth quarter, Tribune recorded a net after-tax non-operating gain of $18 million, or $.06 per diluted share, primarily from marking-to-market the Company’s PHONES derivatives and related Time Warner investment. In the 2003 fourth quarter, Tribune recorded a net after-tax non-operating gain of $114 million, or $.34 per diluted share. Non-operating items in the fourth quarter of 2003 included gains from the sale of the Company’s ownership interest in The Golf Channel, marking-to-market the Company’s PHONES derivatives and related Time Warner investment, and insurance recoveries related to the Sept. 11, 2001 damage sustained by WPIX-TV in New York.

IMPACT OF ACCOUNTING CHANGE

In the fourth quarter of 2004, Tribune elected to early adopt the provisions of the Financial Accounting Standards Board’s Emerging Issues Task Force Topic No. D-108, which requires the use of a direct valuation method for valuing intangible assets such as Federal Communication Commission (“FCC”) licenses and reviewing them for impairment. Historically, Tribune had been using a residual valuation method to review its FCC licenses each year for impairment. The effect of this change was a one-time pretax charge of $29 million ($18 million after-tax, or $.05 per diluted share). The charge was recorded in the fourth quarter of 2004 as a cumulative effect of a change in accounting principle in the consolidated income statement.

FULL YEAR RESULTS

CONSOLIDATED

For the full year 2004, operating revenues increased 2 percent to $5.7 billion, up from $5.6 billion in 2003. Consolidated cash operating expenses were up 7 percent; 3 percentage points, or $131 million, of the increase is attributable to the position eliminations and estimated advertiser settlement charges in publishing discussed below. Operating cash flow was $1.45 billion, a 9 percent decrease compared with the $1.59 billion reported in 2003. Operating profit was down 11 percent to $1.2 billion, from $1.4 billion last year.

PUBLISHING

For the full year 2004, operating revenues for publishing increased 2 percent to $4.1 billion, up from $4.0 billion in 2003. Cash operating expenses increased 8 percent in 2004; 4 percentage points, or $131 million, of the increase is attributable to the charges discussed below. Operating cash flow declined 15 percent to $905 million, from $1.1 billion in 2003. Operating profit decreased 18 percent to $726 million from $885 million in 2003.

For the full year 2004, publishing operating profit included a pretax charge of $90 million related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York, for the periods September 2001 through March 2004. The Company will continue to evaluate the adequacy of this charge. The full year 2004 also included a pretax charge of $41 million for the elimination of about 600 positions. These position eliminations will result in annual compensation expense savings of approximately $41 million for the full year 2005.

BROADCASTING AND ENTERTAINMENT

For the full year 2004, operating revenues for broadcasting and entertainment increased 3 percent to $1.60 billion, up from $1.56 billion in 2003. Cash operating expenses increased 2 percent in 2004. Operating cash flow rose 3 percent to $597 million from $579 million. Operating profit increased 3 percent to $544 million, from $529 million.

For the full year 2004, operating revenues for television increased 2 percent to $1.35 billion, up from $1.32 billion in 2003. Cash operating expenses increased 1 percent in 2004. Operating cash flow grew 4 percent to $573 million from $552 million. Operating profit increased 4 percent to $526 million, from $507 million in 2003.

EQUITY RESULTS

Equity income was $18 million for the full year 2004, compared with $6 million in 2003. The increase was primarily due to additional equity income from TV Food Network.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2004 fourth quarter decreased 10 percent to $14 million from $16 million in the fourth quarter of 2003, primarily due to lower compensation expense. Corporate expenses for the full year 2004 decreased 2 percent to $52 million from $53 million.

Net interest expense for the 2004 fourth quarter decreased to $35 million, down 26 percent from $47 million in the fourth quarter of 2003. For the full year 2004, net interest expense decreased 22 percent to $150 million, down from $192 million in 2003. The decreases were primarily due to the retirement of higher interest rate debt, which was replaced with commercial paper in the second quarter of 2004. Debt, excluding the PHONES, remained flat at $2.0 billion at the end of 2004 and 2003.

The effective tax rate in the 2004 fourth quarter was 38.7 percent, compared with 33.8 percent in the 2003 fourth quarter. The effective tax rate for the full year 2004 was 39.1 percent, compared with a rate of 37.0 percent for the full year 2003. In both the fourth quarter and full year of 2003, the Company reduced its income tax expense and liabilities by $25 million as a result of favorably resolving certain state and federal income tax issues.

Capital expenditures were about $95 million in the fourth quarter and $217 million for the full year 2004.

2005 FINANCIAL ASSUMPTIONS

Consolidated revenues will continue to be impacted by many factors, including changes in national and local economic conditions, job creation, circulation levels and audience share. As a result of this limited visibility, the Company said in December that it would not be providing revenue guidance for 2005; investors are encouraged to review the Company’s monthly revenue releases for current trends.

Consolidated cash operating expenses are expected to decline in 2005 due to the absence of the $90 million advertising settlement charge and the $41 million of position elimination costs. Other consolidated cash operating expenses are expected to be up about 2 percent for 2005 due to higher expenses for retirement and medical plans and newsprint along with a slight increase in broadcast rights expense. Net equity income is projected to be somewhat higher than 2004. Interest expense is expected to be somewhat below 2004 due to the full year impact of the debt refinancing in the second quarter of 2004. The effective income tax rate for 2005 is expected to be approximately 39%. Capital expenditures are projected to increase slightly over 2004.

WEBCAST OF CONFERENCE CALL

Today at 8:00 a.m. (CDT), a live Webcast of the 2004 fourth quarter conference call will be accessible through www.tribune.com and www.ccbn.com. An archive of the Webcast will be available on these sites from January 28 through February 4. More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s premier media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and Web sites in the nation’s top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications including Spanish-language Hoy. The Company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; WGN-AM in Chicago; and the Chicago Cubs baseball team. Popular news and information Web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business or financial results. Information relating to the estimated cost of settlement with Newsday and Hoy, New York, advertisers is based on facts currently available. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K.

MEDIA CONTACT: Gary Weitman 312/222-3394 (Office) 312/222-1573 (Fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (Office) 312/222-1573 (Fax) rmusil@tribune.com

TRIBUNE COMPANY
FOURTH QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FOURTH QUARTER (A)
	2004	2003	% Change
OPERATING REVENUES	$ 1,484,148	$ 1,469,633	1.0
OPERATING EXPENSES (B)	1,115,545	1,069,250	4.3

OPERATING PROFIT (C)	368,603	400,383	(7.9)

Net Income on Equity Investments	19,505	12,285	58.8
Interest Income	483	974	(50.4)
Interest Expense	(35,062)	(47,850)	(26.7)
Non-Operating Items (D)	29,403	145,750	(79.8)

Income Before Income Taxes and Cumulative Effect of Change
in Accounting Principle	382,932	511,542	(25.1)

Income Taxes	(148,330)	(173,129)	(14.3)

Income Before Cumulative Effect of Change in Accounting Principle	234,602	338,413	(30.7)

Cumulative Effect of Change in Accounting Principle, net of tax (E)	(17,788)	–	NM

NET INCOME	216,814	338,413	(35.9)

Preferred Dividends, net of tax	(2,077)	(5,991)	(65.3)

Net Income Attributable to Common Shares	$ 214,737	$ 332,422	(35.4)

EARNINGS PER SHARE
Basic:
Before cumulative effect of change in accounting principle, net	$ .73	$ 1.06	(31.1)
Cumulative effect of change in accounting principle, net	(.05)	–	NM

Total	$ .68	$ 1.06	(35.8)

Diluted:
Before cumulative effect of change in accounting principle, net	$ .72	$ 1.00	(28.0)
Cumulative effect of change in accounting principle, net	(.05)	–	NM

Total (F)	$ .67	$ 1.00	(33.0)

DIVIDENDS PER COMMON SHARE	$ .12	$ .11	9.1

Diluted Weighted Average Common Shares Outstanding (G)	321,411	336,085	(4.4)

(A)	2004 fourth quarter: Sept. 27, 2004 to Dec. 26, 2004. (13 weeks) 2003 fourth quarter: Sept. 29, 2003 to Dec. 28, 2003. (13 weeks)

(B)	Operating expenses for 2004 include a charge of $24 million, or $.05 per diluted share, related to the elimination of approximately 230 positions in the publishing group.

(C)	Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

(D)	The fourth quarter of 2004 included the following non-operating items:

	Pretax Gain	After-tax Gain	Diluted EPS
Gain on derivatives and related investments (1)	$27,614	$16,844	$ .06
Gain on sales of subsidiaries and investments, net	1,711	1,044	–
Other, net	78	48	–

Total non-operating items	$29,403	$17,936	$ .06

The fourth quarter of 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 42,609	$ 26,077	$ .08
Gain on sales of investments, net (2)	85,725	52,463.16
Loss on investment write-downs	(1,515)	(927)	–
Gain on insurance recoveries (3)	22,291	13,642.04
Other, net	(3,360)	(2,056)	(.01)
Income tax settlement adjustments (4)	–	25,034.07

Total non-operating items	$ 145,750	$ 114,233	$ .34

(1)	Gain on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	For the fourth quarter of 2003, gain on sales of investments relates primarily to the divestiture of the Company’s investment in The Golf Channel.

(3)

In the fourth quarter of 2003, the Company recorded a pretax gain of $22 million as a result of settling the business interruption and property damage insurance claims filed by WPIX-TV, New York, as a result of the events of Sept. 11, 2001.

(4)	In the fourth quarter of 2003, the Company reduced its income tax expense and liabilities by a total of $25 million as a result of favorably resolving certain state and federal income tax issues.

(E)

As a result of adopting the provisions of the Financial Accounting Standards Board’s Emerging Issues Task Force Topic No. D-108, which requires the use of a direct valuation method for intangible assets such as FCC licenses, the Company recorded a one-time pretax charge of $29 million ($18 million after tax, or $.05 per diluted share) in the fourth quarter of 2004 as a cumulative effect of a change in accounting principle in the consolidated income statement.

(F)

For the fourth quarter of 2003, diluted EPS was computed assuming that the Series B, C, D-1 and D-2 convertible preferred shares were converted into common shares. The Series B convertible preferred shares were converted into 15.4 million shares of common stock on Dec. 16, 2003. Also, for both years, weighted average common shares outstanding was adjusted for the dilutive effect of stock options. In 2004, the Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the fourth quarter:

	Fourth Quarter
	2004	2003
Net income	$ 216,814	$ 338,413
Additional ESOP contribution required assuming Series B
preferred shares were converted, net of tax	–	(1,865)
Dividends for Series C, D-1 and D-2 preferred stock	(2,077)	–

Adjusted net income	$ 214,737	$ 336,548

Weighted average common shares outstanding	317,715	314,606
Assumed conversion of Series B preferred shares into common	–	12,768
Assumed conversion of Series C, D-1 and D-2 preferred shares
into common	–	2,209
Assumed exercise of stock options, net of common
shares assumed repurchased	3,696	6,502

Adjusted weighted average common
shares outstanding	321,411	336,085

Diluted earnings per share	$ .67	$ 1.00

(G)	The number of common shares outstanding, in thousands, at Dec. 26, 2004 was 317,073.

TRIBUNE COMPANY
FULL YEAR RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FULL YEAR (A)
	2004	2003	% Change
OPERATING REVENUES	$ 5,726,247	$ 5,594,829	2.3
OPERATING EXPENSES (B)	4,507,958	4,234,355	6.5

OPERATING PROFIT (C)	1,218,289	1,360,474	(10.5)

Net Income on Equity Investments	17,931	5,590	NM
Interest Income	3,053	6,048	(49.5)
Interest Expense	(153,118)	(198,123)	(22.7)
Non-Operating Items (D)	(145,044)	241,247	NM

Income Before Income Taxes and Cumulative Effect of Change
in Accounting Principle	941,111	1,415,236	(33.5)

Income Taxes	(367,787)	(523,857)	(29.8)

Income Before Cumulative Effect of Change in Accounting Principle	573,324	891,379	(35.7)

Cumulative Effect of Change in Accounting Principle, net of tax (E)	(17,788)	–	NM

NET INCOME	555,536	891,379	(37.7)

Preferred Dividends, net of tax	(8,308)	(24,441)	(66.0)

Net Income Attributable to Common Shares	$ 547,228	$ 866,938	(36.9)

EARNINGS PER SHARE
Basic:
Before cumulative effect of change in accounting principle, net	$ 1.75	$ 2.78	(37.1)
Cumulative effect of change in accounting principle, net	(.05)	–	NM

Total	$ 1.70	$ 2.78	(38.8)

Diluted:
Before cumulative effect of change in accounting principle, net	$ 1.72	$ 2.61	(34.1)
Cumulative effect of change in accounting principle, net	(.05)	–	NM

Total (F)	$ 1.67	$ 2.61	(36.0)

DIVIDENDS PER COMMON SHARE	$ .48	$ .44	9.1

Diluted Weighted Average Common Shares Outstanding (G)	327,237	336,243	(2.7)

(A)	2004 full year: Dec. 29, 2003 to Dec. 26, 2004. (52 weeks) 2003 full year: Dec. 30, 2002 to Dec. 28, 2003. (52 weeks)

(B)

Operating expenses for 2004 include a charge of $41 million, or $.07 per diluted share, for the elimination of approximately 600 positions in the publishing group and a charge of $90 million, or $.17 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

(D)	The full year 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (18,497)	$(11,283)	$ (.03)
Loss on early debt retirement (2)	(140,506)	(87,549)	(.26)
Gain on sales of subsidiaries and investments, net (3)	20,347	12,412.03
Loss on investment write-downs and other, net	(6,388)	(3,897)	(.02)

Total non-operating items	$(145,044)	$(90,317)	$ (.28)

The full year 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 84,066	$ 51,448	$ .16
Gain on sales of subsidiaries and investments, net (3)	147,507	90,261.27
Loss on investment write-downs	(9,764)	(5,976)	(.01)
Gain on insurance recoveries (4)	22,291	13,642.04
Other, net	(2,853)	(1,746)	(.01)
Income tax settlement adjustments (5)	–	25,034.07

Total non-operating items	$ 241,247	$ 172,663	$ .52

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	Loss on early debt retirement relates to the retirement of $620 million of debt in the second quarter of 2004 at a cash premium of $137 million.

(3)

In 2004, gain on sales of subsidiaries and investments relates primarily to the sale of the Company’s 50% interest in La Opinion . In 2003, gain on sales of subsidiaries and investments relates primarily to the sale of the Company’s investment in The Golf Channel and the divestiture of the assets of Denver radio station KKHK-FM, now known as KQMT-FM, which were exchanged for the assets of KWBP-TV, Portland, Ore.

(4)

In 2003, the Company recorded a pretax gain of $22 million as a result of settling the business interruption and property damage insurance claims filed by WPIX-TV, New York, as a result of the events of Sept. 11, 2001.

(5)	In 2003, the Company reduced its income tax expense and liabilities by a total of $25 million as a result of favorably resolving certain state and federal income tax issues.

(E)

As a result of adopting the provisions of the Financial Accounting Standards Board’s Emerging Issues Task Force Topic No. D-108, which requires the use of a direct valuation method for intangible assets such as FCC licenses, the Company recorded a one-time pretax charge of $29 million ($18 million after tax, or $.05 per diluted share) in the fourth quarter of 2004 as a cumulative effect of a change in accounting principle in the consolidated income statement.

(F)

For the full year 2003, diluted EPS was computed assuming that the Series B convertible preferred shares and the LYONs debt securities were converted into common shares. The Series B convertible preferred shares were converted into 15.4 million shares of common stock on Dec. 16, 2003 and the LYONs were converted into approximately seven million shares of common stock during June 2003. Also, for both years, weighted average common shares outstanding was adjusted for the dilutive effect of stock options. The Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the full year:

	Full Year
	2004	2003
Net income	$ 555,536	$ 891,379
Additional ESOP contribution required assuming Series B
preferred shares were converted, net of tax	–	(9,100)
Dividends for Series C, D-1 and D-2 preferred stock	(8,308)	(8,252)
LYONs interest expense, net of tax	–	2,884

Adjusted net income	$ 547,228	$ 876,911

Weighted average common shares outstanding	322,420	311,295
Assumed conversion of Series B preferred shares into common	–	15,171
Assumed exercise of stock options, net of common
shares assumed repurchased	4,817	6,565
Assumed conversion of LYONs debt securities	–	3,212

Adjusted weighted average common
shares outstanding	327,237	336,243

Diluted earnings per share	$ 1.67	$ 2.61

(G)     The number of common shares outstanding, in thousands, at Dec. 26, 2004 was 317,073.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	FOURTH QUARTER			FULL YEAR
	2004	2003	% Change	2004	2003	% Change
PUBLISHING
Operating Revenues	$ 1,098,946	$ 1,083,324	1.4	$ 4,129,850	$ 4,036,920	2.3
Cash Operating Expenses (A) (B)	(819,799)	(779,595)	5.2	(3,224,614)	(2,975,331)	8.4

Operating Cash Flow (C) (D)	279,147	303,729	(8.1)	905,236	1,061,589	(14.7)
Depreciation and Amortization Expense	(45,319)	(43,261)	4.8	(179,029)	(176,283)	1.6

Total Operating Profit (D)	$ 233,828	$ 260,468	(10.2)	$ 726,207	$ 885,306	(18.0)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$ 352,437	$ 353,294	(0.2)	$ 1,353,618	$ 1,323,038	2.3
Radio/Entertainment	32,765	33,015	(0.8)	242,779	234,871	3.4

Total Operating Revenues	385,202	386,309	(0.3)	1,596,397	1,557,909	2.5

Cash Operating Expenses (A)
Television	(194,096)	(192,539)	0.8	(780,540)	(771,272)	1.2
Radio/Entertainment	(29,241)	(24,129)	21.2	(219,132)	(208,074)	5.3

Total Cash Operating Expenses	(223,337)	(216,668)	3.1	(999,672)	(979,346)	2.1

Operating Cash Flow (C) (D)
Television	158,341	160,755	(1.5)	573,078	551,766	3.9
Radio/Entertainment	3,524	8,886	(60.3)	23,647	26,797	(11.8)

Total Operating Cash Flow	161,865	169,641	(4.6)	596,725	578,563	3.1

Depreciation and Amortization Expense
Television	(11,595)	(12,611)	(8.1)	(47,340)	(44,506)	6.4
Radio/Entertainment	(1,355)	(1,391)	(2.6)	(5,085)	(5,538)	(8.2)

Total Depreciation and Amortization Expense	(12,950)	(14,002)	(7.5)	(52,425)	(50,044)	4.8

Operating Profit (D)
Television	146,746	148,144	(0.9)	525,738	507,260	3.6
Radio/Entertainment	2,169	7,495	(71.1)	18,562	21,259	(12.7)

Total Operating Profit	$ 148,915	$ 155,639	(4.3)	$ 544,300	$ 528,519	3.0

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$ (13,738)	$ (15,251)	(9.9)	$ (50,583)	$ (51,292)	(1.4)
Depreciation and Amortization Expense	(402)	(473)	(15.0)	(1,635)	(2,059)	(20.6)

Total Operating Loss (D)	$ (14,140)	$ (15,724)	(10.1)	$ (52,218)	$ (53,351)	(2.1)

CONSOLIDATED
Operating Revenues	$ 1,484,148	$ 1,469,633	1.0	$ 5,726,247	$ 5,594,829	2.3
Cash Operating Expenses (A) (B)	(1,056,874)	(1,011,514)	4.5	(4,274,869)	(4,005,969)	6.7

Operating Cash Flow (C) (D)	427,274	458,119	(6.7)	1,451,378	1,588,860	(8.7)
Depreciation and Amortization Expense	(58,671)	(57,736)	1.6	(233,089)	(228,386)	2.1

Total Operating Profit (D)	$ 368,603	$ 400,383	(7.9)	$ 1,218,289	$ 1,360,474	(10.5)

(A)

The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expenses are not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$865,118	$236,287	$14,140	$1,115,545
Less: depreciation and amortization expense	45,319	12,950	402	58,671

Cash operating expenses	$819,799	$223,337	$13,738	$1,056,874

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$822,856	$230,670	$15,724	$1,069,250
Less: depreciation and amortization expense	43,261	14,002	473	57,736

Cash operating expenses	$779,595	$216,668	$15,251	$1,011,514

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$3,403,643	$1,052,097	$52,218	$4,507,958
Less: depreciation and amortization expense	179,029	52,425	1,635	233,089

Cash operating expenses	$3,224,614	$ 999,672	$50,583	$4,274,869

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$3,151,614	$1,029,390	$53,351	$4,234,355
Less: depreciation and amortization expense	176,283	50,044	2,059	228,386

Cash operating expenses	$2,975,331	$ 979,346	$51,292	$4,005,969

(B)

Publishing cash operating expenses for the fourth quarter and full year 2004 include charges of $24 million and $41 million, respectively, for the elimination of approximately 230 and 600 positions, respectively, in the publishing group. Publishing cash operating expenses for the full year 2004 also include a charge of $90 million related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)

Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$233,828	$148,915	$(14,140)	$368,603
Add back: depreciation and amortization expense	45,319	12,950	402	58,671

Operating cash flow	$279,147	$161,865	$(13,738)	$427,274

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$260,468	$155,639	$(15,724)	$400,383
Add back: depreciation and amortization expense	43,261	14,002	473	57,736

Operating cash flow	$303,729	$169,641	$(15,251)	$458,119

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$726,207	$544,300	$(52,218)	$1,218,289
Add back: depreciation and amortization expense	179,029	52,425	1,635	233,089

Operating cash flow	$905,236	$596,725	$(50,583)	$1,451,378

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$ 885,306	$528,519	$(53,351)	$1,360,474
Add back: depreciation and amortization expense	176,283	50,044	2,059	228,386

Operating cash flow	$1,061,589	$578,563	$(51,292)	$1,588,860

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Fourth Quarter Ended December 26, 2004
(In thousands)

	Fourth Quarter (13 weeks)			Year-to-Date (52 weeks)
	2004	2003	% Change	2004	2003	% Change
Publishing
Advertising
Retail	$ 407,141	$ 388,501	4.8	$1,371,088	$1,310,063	4.7
National	218,658	221,736	(1.4)	790,760	780,524	1.3
Classified	253,623	241,238	5.1	1,068,203	1,019,382	4.8

Sub-Total	879,422	851,475	3.3	3,230,051	3,109,969	3.9
Circulation	154,766	164,116	(5.7)	643,947	663,870	(3.0)
Other	64,758	67,733	(4.4)	255,852	263,081	(2.7)

Segment Total (A)(B)	1,098,946	1,083,324	1.4	4,129,850	4,036,920	2.3

Broadcasting & Entertainment
Television (C)	352,437	353,294	(0.2)	1,353,618	1,323,038	2.3
Radio/Entertainment	32,765	33,015	(0.8)	242,779	234,871	3.4

Segment Total (D)	385,202	386,309	(0.3)	1,596,397	1,557,909	2.5

Consolidated Revenues (E)	$1,484,148	$1,469,633	1.0	$5,726,247	$5,594,829	2.3

(A)	Interactive advertising revenues for 2004 and 2003 are included in the appropriate publishing categories.

(B)	Publishing revenues for 2003 have been reclassified to conform with the 2004 presentation. There was no effect on total revenues.

(C)	Includes KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding acquisitions, television revenues increased 1.3% for the year-to-date.

(D)	Excluding acquisitions, broadcasting and entertainment revenues increased 1.6% for the year-to-date.

(E)	Excluding acquisitions, consolidated revenues increased 2.1% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Fourth Quarter Ended December 26, 2004
(In thousands)

	Fourth Quarter (13 weeks)			Year-to-Date (52 weeks)
	2004	2003	% Change	2004	2003	% Change
Full Run
L.A. Times	697	737	(5)	2,493	2,640	(6)
Chicago Tribune	572	645	(11)	2,173	2,265	(4)
Newsday	401	399	1	1,577	1,542	2
Other Daily Newspapers (B)	3,651	3,531	3	14,245	13,662	4

Total	5,321	5,312	–	20,488	20,109	2

Part Run
L.A. Times	1,481	1,463	1	5,901	5,849	1
Chicago Tribune	1,697	1,518	12	6,641	5,756	15
Newsday	516	512	1	1,935	1,886	3
Other Daily Newspapers (B)	1,664	1,562	7	6,338	6,131	3

Total	5,358	5,055	6	20,815	19,622	6

Total Advertising Inches
Full Run
Retail	1,893	1,793	6	6,394	6,067	5
National	1,094	1,067	3	3,990	3,839	4
Classified	2,334	2,452	(5)	10,104	10,203	(1)

Sub-Total	5,321	5,312	–	20,488	20,109	2
Part Run	5,358	5,055	6	20,815	19,622	6

Total	10,679	10,367	3	41,303	39,731	4

Preprint Pieces
L.A. Times	1,091,771	909,717	20	3,622,143	3,060,926	18
Chicago Tribune	1,285,858	982,945	31	4,362,882	3,367,934	30
Newsday	813,329	783,408	4	2,824,900	2,788,186	1
Other Daily Newspapers (B)	1,209,438	1,160,799	4	4,110,507	3,929,944	5

Total	4,400,396	3,836,869	15	14,920,432	13,146,990	13

(A)

Volume for 2003 has been modified to conform with the 2004 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Period 12 Ended December 26, 2004
(In thousands)

	Period 12 (5 weeks)			Year-to-Date (52 weeks)
	2004	2003	% Change	2004	2003	% Change
Publishing
Advertising
Retail	$180,545	$172,668	4.6	$1,371,088	$1,310,063	4.7
National	86,967	90,344	(3.7)	790,760	780,524	1.3
Classified	81,565	77,640	5.1	1,068,203	1,019,382	4.8

Sub-Total	349,077	340,652	2.5	3,230,051	3,109,969	3.9
Circulation	58,479	62,223	(6.0)	643,947	663,870	(3.0)
Other	23,625	25,650	(7.9)	255,852	263,081	(2.7)

Segment Total (A)(B)	431,181	428,525	0.6	4,129,850	4,036,920	2.3

Broadcasting & Entertainment
Television (C)	133,383	132,588	0.6	1,353,618	1,323,038	2.3
Radio/Entertainment	9,661	12,782	(24.4)	242,779	234,871	3.4

Segment Total (D)	143,044	145,370	(1.6)	1,596,397	1,557,909	2.5

Consolidated Revenues (E)	$574,225	$573,895	0.1	$5,726,247	$5,594,829	2.3

(A)	Interactive advertising revenues for 2004 and 2003 are included in the appropriate publishing categories.

(B)	Publishing revenues for 2003 have been reclassified to conform with the 2004 presentation. There was no effect on total revenues.

(C)	Includes KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding acquisitions, television revenues increased 1.3% for the year-to-date.

(D)	Excluding acquisitions, broadcasting and entertainment revenues increased 1.6% for the year-to-date.

(E)	Excluding acquisitions, consolidated revenues increased 2.1% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Period 12 Ended December 26, 2004
(In thousands)

	Period 12 (5 weeks)			Year-to-Date (52 weeks)
	2004	2003	% Change	2004	2003	% Change
Full Run
L.A. Times	311	327	(5)	2,493	2,640	(6)
Chicago Tribune	218	260	(16)	2,173	2,265	(4)
Newsday	147	144	2	1,577	1,542	2
Other Daily Newspapers (B)	1,386	1,368	1	14,245	13,662	4

Total	2,062	2,099	(2)	20,488	20,109	2

Part Run
L.A. Times	530	572	(7)	5,901	5,849	1
Chicago Tribune	557	527	6	6,641	5,756	15
Newsday	180	184	(2)	1,935	1,886	3
Other Daily Newspapers (B)	610	575	6	6,338	6,131	3

Total	1,877	1,858	1	20,815	19,622	6

Total Advertising Inches
Full Run
Retail	830	807	3	6,394	6,067	5
National	434	428	1	3,990	3,839	4
Classified	798	864	(8)	10,104	10,203	(1)

Sub-Total	2,062	2,099	(2)	20,488	20,109	2
Part Run	1,877	1,858	1	20,815	19,622	6

Total	3,939	3,957	–	41,303	39,731	4

Preprint Pieces
L.A. Times	484,542	410,373	18	3,622,143	3,060,926	18
Chicago Tribune	535,051	425,652	26	4,362,882	3,367,934	30
Newsday	357,192	335,318	7	2,824,900	2,788,186	1
Other Daily Newspapers (B)	546,884	504,173	8	4,110,507	3,929,944	5

Total	1,923,669	1,675,516	15	14,920,432	13,146,990	13

(A)

Volume for 2003 has been modified to conform with the 2004 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.